FIRST AMENDMENT
TO
SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This First Amendment to Second Amended and Restated Registration Rights Agreement (this “Amendment”) is entered into on January 16, 2008 by and between United PanAm Financial Corp., a California corporation (the “Company”), PAFGP, LLC, a California limited liability company (the “General Partner”) and Pan American Financial, L.P., a Delaware limited partnership (the “Partnership”), with respect to the facts and circumstances recited below:

RECITALS

WHEREAS, the Company, the General Partner (as the successor general partner of the Partnership) and the Partnership are parties to that certain Second Amended and Restated Registration Rights Agreement dated July 26, 2005 (the “Agreement”);

WHEREAS, the Partnership has not been dissolved and its partners have determined to extend the term of the Partnership until December 31, 2010 to permit an orderly liquidation and distribution of the shares of the Company’s common stock, no par value per share (the “Common Stock”) owned by the Partnership; and

WHEREAS, the Company, the General Partner and the Partnership desire to enter into this Amendment to extend the time period set forth in the Agreement during which the Partnership may request registration of the shares of the Common Stock owned by the Partnership.

NOW, THEREFORE, in accordance with the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company, the General Partner and the Partnership hereby agree as follows:

AGREEMENT

1. Defined Terms. Unless otherwise defined herein, all initially capitalized terms shall have the meaning given to them in the Agreement.

2. Amendment. Section 1.14 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“Termination of the Company’s Obligations. The right of the Partnership to request registration or inclusion in any registration pursuant to this Section 1 shall terminate on the earlier to occur of: (i) December 31, 2010; (ii) the date at which the amount of Registrable Securities held by the Partnership is less than 2,500,000 shares, as may be adjusted to reflect any stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Registrable Securities; or (iii) upon termination of the Partnership.”

3. Effect on Agreement. All of the provisions of the Agreement not expressly amended hereby shall continue in full force and effect and the Agreement as amended by this Amendment is hereby ratified and confirmed. In the event of a conflict between a provision or provisions of the Agreement and a provision or provisions of this Amendment, the provisions of this Amendment shall control.

4. Headings. The section and other headings contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

5. Governing Law. It is the intention of the parties that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the parties.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Second Amended and Restated Registration Rights Agreement with the intent and agreement that the same shall be effective as of the day and year first above written.

COMPANY:	UNITED PANAM FINANCIAL CORP.

By: /s/ Ray Thousand
Ray Thousand, Chief Executive Officer and President

GENERAL PARTNER:	PAFGP, LLC

By: /s/ Guillermo Bron
Guillermo Bron, Managing Member

PARTNERSHIP:	PAN AMERICAN FINANCIAL, L.P.

By: PAFGP, LLC, its sole general partner

By: /s/ Guillermo Bron
Guillermo Bron, Managing Member